SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

     Filed by the Registrant |X|
     Filed by a Party other than the Registrant |_|
     Check the appropriate box:
     |_| Preliminary Proxy Statement                        |_| Confidential, For Use of the Commission
                                                               Only (as permitted by Rule 14a-6(e)(2))
     |X| Definitive Proxy Statement
     |_| Definitive Additional Materials
     |_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                           Advanced Health Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):
    |X| No fee required.
    |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
    (5) Total fee paid:

--------------------------------------------------------------------------------
    |_| Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
    |_| Check box if any part of the fee is offset as provided  by Exchange  Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------
    (3) Filing Party:

--------------------------------------------------------------------------------
    (4) Date Filed:

--------------------------------------------------------------------------------

                           ADVANCED HEALTH CORPORATION
                              555 White Plains Road
                            Tarrytown, New York 10591

                           ---------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           ---------------------------


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Advanced Health Corporation, a Delaware corporation (the "Company"), will be held at the Tarrytown Hilton, 455 South Broadway, Tarrytown, New York 10591, on June 6, 1997, at 10:00 a.m. (local time) for the following purposes:

         1. to elect one director of the Company to serve for a three-year term and until his successor is duly elected and qualified;

         2. to approve an amendment to the Company's 1995 Stock Option Plan authorizing the issuance of options thereunder to purchase up to an additional 600,000 shares of Common Stock of the Company;

         3. to ratify the selection of Arthur Andersen LLP as auditors for the Company for the fiscal year ending December 31, 1997; and

         4. to transact such other business as may properly come before the Meeting or any adjournments thereof.

         Only stockholders of record at the close of business on April 25, 1997, are entitled to notice of and to vote at the Meeting.

                               By Order of the Board of Directors,

                               /s/JONATHAN EDELSON, M.D.
                               -------------------------------------------------
                               Jonathan Edelson, M.D.
                               Chairman of the Board and Chief Executive Officer

Tarrytown, New York
April 30, 1997

IT IS  IMPORTANT  THAT YOUR  SHARES  BE  REPRESENTED  AND VOTED AT THE  MEETING.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE READ THE ENCLOSED PROXY STATEMENT AND SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED FROM WITHIN THE UNITED STATES.

                           ADVANCED HEALTH CORPORATION
                              555 WHITE PLAINS ROAD
                            TARRYTOWN, NEW YORK 10591

                                ===================

                                 PROXY STATEMENT

                                ===================

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 1997

         This Proxy Statement is being mailed to you in connection with the solicitation of proxies by the Board of Directors of Advanced Health Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") of Advanced Health Corporation, a Delaware corporation (the "Company"), to be held on June 6, 1997, at 10:00 a.m. (local time), at the Tarrytown Hilton, 455 South Broadway, Tarrytown, New York 10591, and any adjournments thereof.


                             SOLICITATION OF PROXIES

         All shares represented by duly executed proxies in the form enclosed herewith received by the Company prior to the Meeting will be voted as instructed therein at the Meeting. There are boxes on the proxy card to vote for or to withhold authority to vote for the director nominee and there are also boxes to vote for or against or to abstain on the proposal to amend the Company's 1995 Stock Option Plan and to ratify the selection of the Company's auditors. If no instructions are given, the persons named in the accompanying proxy intend to vote FOR the one nominee named herein as a director of the Company, FOR the proposal to amend the Company's 1995 Stock Option Plan and FOR ratification of the selection of the auditors named herein.

         Any stockholder may revoke a previously executed proxy at any time prior to its exercise (i) by delivering a later-dated proxy, (ii) by giving written notice of revocation to the Secretary of the Company at the address set forth above at any time before such proxy is voted or (iii) by voting in person at the Meeting. No proxy will be voted if the stockholder who executed such proxy attends the Meeting and elects to vote in person. If a stockholder does not intend to attend the Meeting, any proxy or notice should be returned to the Company for receipt by the Company not later than the close of business on June 4, 1997.

         A copy of the Annual Report of the Company containing audited financial statements for the fiscal year ended December 31, 1996, is enclosed herewith. This Proxy Statement and the form of proxy enclosed herewith were first mailed to stockholders on or about April 30, 1997. The mailing address of the Company's principal executive offices is 555 White Plains Road, Tarrytown, New York 10591.

         The Board of Directors does not know of any matter other than as set forth herein that is expected to be presented for consideration at the Meeting. However, if other matters properly come before the Meeting, the persons named in the accompanying proxy (each of whom is an officer and employee of the Company) intend to vote thereon in accordance with their judgment.


                   RECORD DATE, OUTSTANDING VOTING SECURITIES
                               AND VOTES REQUIRED

         The Company's common stock, $.01 par value per share ("Common Stock"), is the only outstanding class of voting securities of the Company. The record date for determining the holders of Common Stock entitled to vote on the actions to be taken at the Meeting is the close of business on April 25, 1997 (the "Record Date"). As of the Record Date, 7,201,566 shares of Common Stock were outstanding. Each holder of Common Stock on the Record Date is entitled to cast one vote per share at the Meeting. The Common Stock does not have cumulative voting rights.

         Holders of a majority of the shares entitled to vote must be present at the Meeting, in person or by proxy, so that a quorum may be present for the transaction of business. The affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, is necessary for the election of directors of the Company and for amendment of the Company's 1995 Stock Option Plan and ratification of the selection of Arthur Andersen LLP as auditors for the Company.


                              ELECTION OF DIRECTORS

         The Board of Directors of the Company is divided into three classes, having terms expiring at the annual meeting of the Company's stockholders in 1997, 1998 and 1999, respectively. At the Meeting, one person will be elected to serve as a director in the class whose term is expiring at the Meeting for a three-year term expiring at the annual meeting of the Company's stockholders in the year 2000 and until a successor has been duly elected and qualified as provided in the Company's Restated Certificate of Incorporation and Restated By-laws.

         The following person has consented to be nominated and, if elected, to serve as a director of the Company. The nominee is presently a member of the Company's Board of Directors. Information about the nominee for director is set forth below.

NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS

         JONATHAN LIEBER, age 30, has been a Director of the Company since September 1995. Mr. Lieber has served as an investment analyst focusing on special situation investments, including the areas of healthcare, banking and other consumer services, of GeoCapital Corp., since July 1992. Mr. Lieber has served since June 1992 as Vice President of Applewood Capital, where he specializes in consumer services including healthcare, banking and finance. Additionally, Mr. Lieber has served as a Vice President of Infomedia Management Co., Inc., the management company for the general partner of the 21st Century investment partnerships since February 1995. Prior to joining GeoCapital, Mr. Lieber was employed as a research analyst at Gabelli & Co., an investment management and brokerage firm, from 1990 to 1991.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE - TERM EXPIRING IN 1998

         JAMES T. CARNEY, age 53, has been a director of the Company since September 1996. Mr. Carney has served as General Manager of Benefits Administration for USX Corporation and Vice President of Administration for United States Steel and Carnegie Pension Fund since 1989. Mr. Carney was named General Attorney-Employee Benefits of USX Corporation in 1978, Senior General Attorney-Employee Benefits and Workers' Compensation in 1985 and Senior General Attorney-Commercial and Employee Relations for the U.S. Diversified Group in 1986.

         BARRY KUROKAWA, age 41, has been a director of the Company since March 1996. Since February 1996, Mr. Kurokawa has served as a Managing Director of ProMed Asset Management, L.L.C. ("ProMed"), a private health care investment management and services company, and as the President of Blackriver Capital Management, Ltd., the general partner of ProMed and a consultant to INVESCO Trust Company, a mutual fund company. From May 1992 to January 1996, he was employed by INVESCO Trust Company as Senior Vice President and portfolio manager of four health care funds managed by the firm. From July 1992 to January 1996, Mr. Kurokawa was also the Vice President of Global Health Services, a closed-end mutual fund. Before he joined INVESCO, Mr. Kurokawa served as Vice President Equity Research and health care analyst at Trust Company of the West, an investment management company, from July 1987 to April 1992.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE - TERM EXPIRING IN 1999

         JONATHAN EDELSON, M.D., age 37, has been the Chairman of the Board and Chief Executive Officer of the Company since its inception. Dr. Edelson is a board-certified internist. Prior to co-founding the Company, Dr.

Edelson served as the Chief Executive Officer of Physicians' Online, Inc. from August 1993 to December 1994 and as a director from August 1993 to the present. Dr. Edelson was a senior vice president with ValueRx, Inc., the prescription drug benefits management unit of Value Health, Inc., from October 1990 to June 1993. As a practicing physician prior to joining ValueRx, Inc., Dr. Edelson founded Medical Decision Resources, Inc., a physician profiling and education business, in March 1989, and served as its President through September 1990. Dr. Edelson attended Yale University, University of Chicago School of Medicine and the Harvard School of Public Health.

         STEVEN HOCHBERG, age 35, has been President and a director of the Company since its inception. He is a co-founder of the Company and co-founder of Physicians' Online, Inc. Mr. Hochberg served as the President of Physicians' Online, Inc. from January 1993 to June 1994. Mr. Hochberg served as the
President of Ascent Group, Inc., a financial consulting business that he founded, from February 1992 to January 1993, and as the Vice President of Sigoloff & Associates, management consultants, from September 1989 to February 1992. In addition, he worked with Alex. Brown & Sons as a Corporate Finance Associate in 1985 and with Bain & Company as a Strategy Consultant from 1986 to 1987. Mr. Hochberg, a CPA, holds an MBA from Harvard Business School.


                     MEETINGS OF THE BOARD OF DIRECTORS AND
                      COMMITTEES OF THE BOARD OF DIRECTORS;
                            COMPENSATION OF DIRECTORS

         During the fiscal year ended December 31, 1996, the Board of Directors met four times and acted by unanimous written consent thirteen times. The Company's Compensation Committee, comprised of Messrs. Carney and Kurokawa, which met three times in 1996, makes recommendations to the Board of Directors with respect to general compensation and benefit levels, determines the compensation and benefits for the Company's executive officers and administers the Company's 1995 Stock Option Plan and Employee Stock Purchase Plan. The Audit Committee, comprised of Messrs. Kurokawa and Lieber, which did not meet in 1996, oversees the activities of the Company's independent auditors and internal accounting controls. The Board of Directors does not have a standing nominating committee or any committee performing a similar function. Each director attended at least 75% of the aggregate of all Board meetings and all meetings of committees of which he was a member held during 1996 while he was in office.

         Directors do not currently receive any cash compensation from the Company for their service as members of the Board of Directors, although they are reimbursed for certain out-of-pocket expenses in connection with attendance at Board and committee meetings. Non-employee directors of the Company are eligible to receive options under the Company's 1995 Stock Option Plan.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                        OWNERS, DIRECTORS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of Common Stock as of April, 1, 1997, with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) certain executive officers of the Company and (iv) all directors and officers as a group. Unless otherwise indicated, the address for each stockholder is c/o the Company, 555 White Plains Road, Tarrytown, New York 10591.



                                                                                SHARES OF
                                                                                 COMMON
NAME AND ADDRESS                                                                STOCK(1)            PERCENT(1)
------------------------------------------------------------------------   -----------------     ---------------
INVESCO Trust Company (2)
  7800 E. Union Avenue
  Denver, CO 80237.....................................................       1,300,086               18.1%
21st Century Partnerships (3)
  767 Fifth Avenue
  New York, NY 10153...................................................         595,535                8.3%
Christian Mayaud, M.D.(4)
  1235 Oenoke Ridge
  New Canaan, CT 06840.................................................         436,430                6.1%
Jonathan Edelson, M.D.(5)..............................................         480,032                6.6%
Steven Hochberg(6).....................................................         490,917                6.8%
Alan Masarek(7)........................................................          33,407                  *
Robert Alger(8)........................................................          25,818                  *
James T. Carney........................................................             ---                 ---
Barry Kurokawa(9)......................................................           2,502                  *
Jonathan Lieber(10)....................................................           2,502                  *
All directors and executive officers as a group (7 persons)(11)........       1,035,178               14.1%

----------

*      Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities and includes options exercisable within 60 days of April 1, 1997. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 7,170,516 shares of Common Stock outstanding as of April 1, 1997.
(2) Includes 687,087 shares of Common Stock owned of record by INVESCO Strategic Portfolios, Inc. - Health Sciences Portfolio ("ISP -- HSP") and 612,999 shares of Common Stock owned of record by The Global Health Sciences Fund ("GHS"). ISP--HSP and GHS are mutual fund companies advised by INVESCO Funds Group, Inc., which is a subsidiary of INVESCO PLC. INVESCO Trust Company is a subsidiary of INVESCO Funds Group, Inc.
(3) Includes shares owned by 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P. and 21st Century Foreign Partners, L.P.
(4) Includes presently exercisable options to purchase 7,447 shares of Common Stock.
(5) Includes presently exercisable options to purchase 51,636 shares of Common Stock.
(6) Includes presently exercisable options to purchase 51,636 shares of Common Stock.
(7) Includes presently exercisable options to purchase 33,407 shares of Common Stock.
(8) Includes presently exercisable options to purchase 25,818 shares of Common Stock.
(9) Includes presently exercisable options to purchase 2,502 shares of Common Stock.
(10) Includes presently exercisable options to purchase 2,502 shares of Common Stock.
(11)   See notes (5), (6), (7), (8), (9) and (10).

                               EXECUTIVE OFFICERS

         The following table sets forth the executive officers of the Company. See "Election of Directors" for a description of the business experience of Dr. Edelson and Mr. Hochberg.


         NAME                             AGE                          POSITION
         ----                             ---                          --------
Jonathan Edelson, M.D.............         37         Chairman, Chief Executive Officer and Director
Steven Hochberg...................         35         President and Director
Alan Masarek......................         36         Chief Operating Officer and Chief Financial Officer
Robert Alger......................         42         Vice President and Chief Information Officer


          ALAN B. MASAREK has been Chief Operating Officer and Chief Financial Officer of the Company since November 1995. Prior to joining the Company, from April 1995 to November 1995, Mr. Masarek was acting as an independent consultant. Mr. Masarek was President and Chief Executive Officer of the Scovill Group, an international manufacturer of fasteners and other component items with annual revenues of approximately $125 million, from February 1994 to April 1995. Prior to Scovill, Mr. Masarek was President of two divisions of the Bibb
Company, a diversified textile manufacturer, from December 1991 to February 1994. Prior to that, Mr. Masarek worked for three years as a buyout specialist with the NTC Group and for five years in the audit division of Arthur Andersen & Co. Mr. Masarek, a CPA, holds an MBA from Harvard Business School.

          ROBERT ALGER has been Vice President and Chief Information Officer of the Company since February 1995. Prior to joining the Company, Mr. Alger was Chief Information Officer and Vice President of Information Systems at Blue Shield of California, from December 1991 to February 1995, and a partner at Scribner, Jackson & Associates, a technology consulting group, from January 1986 to December 1991. Mr. Alger received his B.S.
from California State University -- Northridge.

                             EXECUTIVE COMPENSATION
                             AND RELATED INFORMATION

          The following table sets forth a summary of the compensation of the Company's Chief Executive Officer and each other executive officer of the Company who earned in excess of $100,000 in annual salary and bonus during the Company's fiscal year ended December 31, 1996 (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company during the Company's fiscal years ended December 31, 1996 and 1995, respectively.

                                            SUMMARY COMPENSATION TABLE


                                                                                        Long-Term Compensation
                                                                                       ----------------------

                                                                Annual Compensation             Awards
                                                               -------------------     ----------------------

                                                                                        Securities Underlying
                                                                                             Options/SARs
         Name and Principal Position                Year            Salary ($)                   (#)
-------------------------------------------      --------      -------------------     ----------------------
Jonathan Edelson, M.D.........................      1996                 $220,224                     ---
   Chief Executive Officer                          1995                  187,115                 101,286
Steven Hochberg...............................      1996                  220,184                     ---
   President                                        1995                  187,115                 101,286
Alan Masarek..................................      1996                  200,198                     ---
   Chief Operating Officer                          1995                   25,942                  86,307
   and Chief Financial Officer
Robert Alger..................................      1996                  154,854                     ---
   Vice President and Chief Information Officer     1995                  123,937                  41,706





   During the fiscal year ended December 31, 1996, the Company made no option grants to the Named Executive Officers and no Named Executive Officer exercised any options. The following table sets forth certain information regarding options held at December 31, 1996, by each of the Named Executive Officers.

                              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                                             FY-END OPTION/SAR VALUES


                                         Number of Securities Underlying          Value of Unexercised In-the-Money
                                     Unexercised Options at Fiscal Year-End         Options at Fiscal Year-End(1)
                                     ----------------------------------        ----------------------------------

                                        Exercisable         Unexercisable         Exercisable         Unexercisable
                                     ---------------     ----------------      ---------------     -----------------
Jonathan Edelson, M.D.............        33,762               67,524              $321,052             $642,115
Steven Hochberg...................        33,762               67,524               321,052              642,115
Alan Masarek......................        33,407               52,630               299,992              472,620
Robert Alger......................        13,902               27,804               136,756              273,512

(1) Value of unexercised in-the-money options is based on a value of $12.50 per share of the Company's Common Stock, the fair market value of the Company's Common Stock on December 31, 1996. Amounts reflected are based on the assumed value minus the exercise price multiplied by the number of shares subject to the option.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's compensation program requires that a substantial portion of any executive's compensation (including that of the Chief Executive Officer) be tied to the profitability and performance of the Company. In addition, the Company believes that tying an employee's compensation to stock performance enables the Company to align employees' interests more closely with those of its stockholders.

         To implement these policies, the Company's executive compensation program consists of two main elements: (i) annual compensation, consisting of base salary and incentive bonuses; and (ii) long-term incentives that provide a financial opportunity through stock options. Each component of compensation has an integral role in the total executive compensation program.

         The base salary component of annual compensation is based on competitive salaries earned by executives with similar experience in companies similar in size to the Company. Increases in base salary are the direct result of individual achievements within a fiscal year.

         The incentive bonus component of annual compensation is a function of an individual's contributions relative to performance objectives and overall Company profitability. The incentive bonus portion of executive compensation reflects the Compensation Committee's view that, for senior executives, a meaningful portion of compensation should be "at risk," providing a direct link between pay, achievements and Company results for any year.

         Long-term incentive compensation, rather than reflecting a single year's results, is intended to focus management's attention on the Company's future. The Compensation Committee believes strongly that executive pay should relate directly to Company performance. Long-term incentives are intended to provide financial opportunities for executives based on the Company's performance over a number of years.

         Long-term incentive compensation is achieved through grants of stock options, which may be either incentive stock options ("ISOs") or stock options that are non-qualified for Federal income tax purposes ("NSOs") under the Company's 1995 Stock Option Plan (the "Option Plan"). Options provide executives with the opportunity to buy and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's stock. Under the Option Plan, the exercise price of ISOs may not be less than 100% of the fair market value of the Common Stock at the time of grant and the exercise price of NSOs is determined by the Compensation Committee at the time such options are granted. Options granted under the Option Plan typically vest in equal annual installments over a three-year period. These features result in (i) enhancing the Company's ability to retain, for an extended period of time, those individuals who are key to the creation of stockholder value and (ii) ensuring that executives gain only when stockholders gain through appreciation in the market price of the Company's Common Stock.

         The base salary for 1996 for Jonathan Edelson, the Company's Chief Executive Officer, was set by the Compensation Committee based on Dr. Edelson's performance in 1995 and an analysis of the compensation for executives at a comparable level in the Company's industry. Dr. Edelson's employment agreement provided for the payment of a base salary of $220,000 for 1996. Based on Dr. Edelson's performance in 1996 and the desire to provide appropriate incentives for future performance, the Committee initially decided to grant Dr. Edelson a base salary increase, a cash bonus and incentive stock options. At Dr. Edelson's request, in order to promote investment in the future growth of the Company, the Compensation Committee determined to grant Dr. Edelson additional incentive stock options in lieu of a cash bonus. Guided by its analysis of industry compensation, the Compensation Committee granted Dr. Edelson a base salary increase of $35,000 and 100,000 incentive stock options effective in January 1997.



                                                   James T. Carney
                                                   Barry Kurokawa

PERFORMANCE GRAPH

         The following graph compares the performance of the Company's Common Stock for the period from October 3, 1996 through December 31, 1996 to that of the NASDAQ Index and an index based on the common stock of a peer group of the following eight companies: American Oncology Resources, Inc. (AORI); FPM Medical Management, Inc. (FPAM); Medcath, Inc. (MCTH); Medpartners, Inc. (MDM); Phycor, Inc. (PHYC); Phymatrix Corp. (PHMX); Physicians Reliance Network, Inc. (PHYN); and Physicians Resource Group, Inc. (PRG). The graph assumes that the value of the investment in Common Stock and each index was $100 at October 3, 1996, and that all dividends were re-invested. Stock price performances shown in the graph are not necessarily indicative of future price performances.

                   Comparison of Cumulative Total Return Among
                     Advanced Health Corporation, peer group
                     companies within the Company's industry
                        and NASDAQ National Market Index


                               [PERFORMANCE CHART]

  ADVH         ADVH Comparable Companies**               NASDAQ
--------       ---------------------------             ----------
100.000                  100                           100
103.175                   98.17824                     100.8168
 95.238                   83.88083                      98.69267
107.143                   84.01062                     102.7679
 90.476                   86.68788                     104.6883
 97.225                   82.05421                     104.1059
 84.127                   81.38334                     104.4124

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements (the "Employment Agreements") with Jonathan Edelson, M.D., its Chairman and Chief Executive Officer, Steven Hochberg, its President, Alan Masarek, its Chief Operating Officer and Chief Financial Officer, and Robert Alger, its Vice President and Chief Information Officer (each, an "Executive"). The Employment Agreements provide that the annual base salary of each of the Executives is: Dr. Edelson, $220,000; Mr. Hochberg, $220,000; Mr. Masarek, $200,000; and Mr. Alger,
$154,000. The Executives are also entitled to receive discretionary bonuses.

         The Employment Agreements generally provide for a three-year term that is automatically renewable for successive one-year terms unless either party gives prior written notice of its intent not to renew. The Employment Agreements set forth the compensation arrangements and the employee fringe benefits provided by the Company to each Executive. In addition, the Employment Agreements set forth the compensation payable to an Executive in the event of a termination of the Executive's employment by the Company. Generally, upon the termination of an Executive's employment by the Company for cause, the Executive is entitled to receive earned but unpaid salary and reimbursement for business expenses incurred during the performance of the Employee's duties. If an Executive's employment with the Company is terminated without cause, due to the death or incapacity of the Employee or within a specified period after a change of control (as defined in the Employment Agreements), the Executive is entitled to receive the amounts payable in the event of a termination for cause plus a cash severance payment not to exceed the cash compensation received by the Executive in the prior 12-month period and the vesting of certain shares of Common Stock and options to purchase Common Stock of the Company then held by such Executive. Each Employment Agreement contains a non-compete provision that restricts an Executive from competing against the Company for a period of one-year following such Executive's termination of employment with the Company.


                     CERTAIN TRANSACTIONS AND RELATIONSHIPS


         In June 1996, the Company issued three 9% Series B Promissory Notes in the aggregate principal amount of $1 million to certain 21st Century partnerships. In August 1996, the Company issued three additional 9% Series B Promissory Notes in the aggregate principal amount of $1 million to certain 21st Century partnerships. 21st Century partnerships is a principal stockholder of the Company. Such notes were repaid in full from the proceeds of the Company's initial public offering (the "IPO") in October 1996.

         In 1996 and 1997, in accordance with the Company's Senior Executive Loan Policy, which is administered by the Compensation Committee of the Board of Directors, the Company made loans of $220,000, $275,000 and $60,000 to each of Dr. Edelson, Mr. Hochberg and Mr. Alger, respectively. These loans are due three years from the date of grant with interest payable monthly at a rate of 6% per annum.

         In January 1997, the Company and Physicians' Online, Inc. ("Physicians' Online") announced an agreement to jointly market, distribute and operate the first prescription writing service for physicians over the Internet. Physicians' Online is a Delaware corporation of which approximately 16% of the currently outstanding stock is owned by Dr. Edelson, Mr. Hochberg and Christian Mayaud, M.D., a principal stockholder of the Company. Physicians' Online was founded in January 1992 by Mr. Hochberg and Dr. Mayaud.

         The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates are approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors of the Board of Directors.


                 APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN

         The Company has adopted the Amended and Restated 1995 Stock Option Plan, which provides for the grant to directors, officers and employees of, and consultants to, the Company and its subsidiaries of stock options, including "incentive stock options" ("ISOs") intended to qualify as such under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that are non-qualified for Federal income tax purposes ("NSOs"). 1,500,000 shares of Common Stock were originally reserved for issuance under the Option Plan, subject to adjustment for stock splits, stock dividends, recapitalizations, reclassifications and similar events. As of April 1, 1997, options to purchase an aggregate of 1,356,804 shares of Common Stock had been granted under the Option Plan. On March 26, 1997, the Board of Directors of the Company, subject to stockholder approval at the Meeting, approved an amendment to the Option Plan increasing the number of shares of Common Stock reserved for issuance under the Option Plan by 600,000 shares to 2,100,000 shares of Common Stock.

         The purpose of the Option Plan is to further the growth and success of the Company by enabling directors, officers and employees of the Company and independent consultants retained by the Company who have been selected by the Compensation Committee to acquire Common Stock, thereby increasing their personal interest in such growth and success and to provide a means of rewarding outstanding service by them on the Company's behalf. As of April 1, 1997, there were approximately 150 persons eligible to receive options under the Option Plan.

         The Option Plan is administered by the Compensation Committee comprised of Messrs. Carney and Kurokawa. The Compensation Committee has full power and authority to determine, with respect to the option grants, (i) the persons to whom options are granted, (ii) the number of shares to be covered by each such grant, (iii) the per share exercise price thereof, (iv) the status of the granted option as either an ISO or an NSO, (v) the time or times at which each granted option is to become purchasable and (vi) the maximum term for which the option may remain outstanding, which term shall in no event exceed 10 years after the date of the grant. Options granted under the Option Plan typically vest in equal annual installments over a three-year period.

         The exercise price of ISOs granted under the Option Plan may not be less than 100% of the fair market value of the Common Stock on the date of the grant. With respect to any employee who owns stock possessing more than 10% of the voting power of the outstanding capital stock of the Company, the exercise price may not be less than 110% of the fair market value of such shares on the date of grant, and the terms of such option may not exceed five years. The exercise price of an NSO shall be an amount determined by the Compensation Committee in its sole discretion.

         Upon exercise of an option, payment in full of the purchase price either in cash, check, in equivalently valued shares of Common Stock of the Company or by any other means permitted by the Compensation Committee, is required before the option shares are delivered. By allowing payment of the exercise price by delivering shares of the Company's Common Stock, the Option Plan permits the "pyramiding" of shares. Pyramiding occurs when the option holder in a series of successive transactions uses the shares received upon the prior exercise of an option to purchase additional shares under other outstanding options. An option holder can thereby substantially increase his or her equity ownership in the Company without a significant capital contribution.

         The Board of Directors of the Company may from time to time adopt such amendments to the Option Plan as it may deem appropriate, provided that stockholder approval of such amendments must be obtained if required to comply with regulations promulgated by the Securities and Exchange Commission under
Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or with Section 422 of the Code or the regulations promulgated by the Treasury Department thereunder. The Option Plan shall terminate on the tenth anniversary of the date on which the Option Plan was adopted by the Board of Directors.

         Under the Option Plan, any optionee whose employment with the Company is terminated for any reason, other than death or disability or a termination for cause, may exercise his or her option, to the extent exercisable on the effective date of such termination, at any time within 45 days after the date of termination, provided such option has not expired on the date of such exercise. In the event of the death or disability of the optionee, the option may be exercised, to the extent exercisable on the date of death or disability, at any time within 12 months by the person to whom the option shall have passed by will or the laws of descent and distribution or the optionee, as the case may be. In the event of termination of an optionee's employment for cause, the option terminates immediately.

         An NSO  granted  under  the  Option  Plan is taxed in  accordance  with
Section 83 of the Code and the regulations issued thereunder. The following general rules are applicable to holders of such "non-statutory" options and to the Company for Federal income tax purposes under existing law.

         1) The optionee will not recognize any income on the grant of the option pursuant to the Option Plan.

         2) The optionee will recognize ordinary compensation income at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares acquired on the date of exercise, over the exercise price thereof.

         3) When the optionee sells the shares, he or she will recognize capital gain or loss (assuming the shares are held as a capital asset) in an amount equal to the difference between the fair market value of the shares on the date of exercise and his or her selling price.

         4) In general, the Company will be entitled to a tax deduction in the year in which the ordinary compensation income based on exercise is recognized by the optionee and in the same amount of such ordinary compensation income recognized by the optionee, subject to applicable tax withholding requirements.

         5) Upon the exercise of an NSO, the Company is entitled to require as a condition of delivery of the shares of Common Stock that the optionee remit an amount sufficient to satisfy all Federal, state and local withholding tax and employment tax requirements relating thereto.

         The following Federal income tax consequences are applicable to ISOs granted and exercised pursuant to the Option Plan.

         1) If the optionee does not own stock possessing more than 10% of the total voting power of all classes of stock of the Company (or if the optionee owns stock possessing more than 10% of the total voting power of all classes of stock of the Company, the option price is at least 110% of the fair market value of the shares on the date of grant and the option by its terms is not exercisable more than five years from the date of grant), no regular taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon exercise of the option.

         2) No tax deduction is allowed to the Company upon either the grant or exercise of an ISO pursuant to the Option Plan.

         3) If shares acquired upon exercise of an ISO are not disposed of (i) within the two years following the date the option was granted or
              (ii) within one year following the date the shares are transferred to the optionee pursuant to the option exercise (the "Holding Periods"), the difference between the amount realized on any disposition of the shares thereafter and the exercise price will be treated as long-term capital gain or loss to the optionee.

         4) If shares acquired upon exercise of an ISO are disposed of before the expiration of either of the Holding Periods (a "disqualifying disposition"), then the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the option over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the taxable year in which the disposition occurs.

         5) In any taxable year that an optionee recognizes compensation income on a disqualifying disposition of an ISO, the Company will generally be entitled to a corresponding deduction, subject to applicable tax withholding requirements.

         6) Any excess of the amount realized by the optionee on disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules may be either long-term or short-term capital gain, depending upon the time elapsed between receipt and disposition of such shares.

         7) An option will not be treated as an ISO to the extent the aggregate fair market value for which ISOs are exercisable by an optionee for the first time in a calendar year exceeds $100,000.

         Under present accounting principles, neither the grant nor the exercise of options granted with an exercise price equal to the fair market value of the Common Stock will result in any charge to the Company's earnings. However, the number of outstanding options, even if not granted at a discount, may be a factor in determining the Company's reported earnings per share.

         As of April 1, 1997, options to purchase an aggregate of 1,356,804 shares of Common Stock had been granted under the Option Plan to an aggregate of 150 persons at a weighted average exercise price of $6.83 per share, including 201,286 to Dr. Edelson, 176,286 to Mr. Hochberg, 15,000 to Mr. Carney, 22,507 to Mr. Kurokawa, 22,507 to Mr. Lieber, 196,037 to Mr. Masarek and 66,706 to Mr. Alger.

         The Board of Directors adopted, subject to stockholder approval, the amendment to the Option Plan increasing the number of shares of Common Stock reserved for issuance under the Option Plan by 600,000, from 1,500,000 to 2,100,000, in order to permit the Company to continue to grant options, as determined by the Compensation Committee, to directors, officers and employees of, and consultants to, the Company to incent such persons to further the growth and success of the Company and to reward outstanding service. The market value of the 2,100,000 shares reserved for issuance under the Option Plan is $37,275,000 , based on the closing price of the Common Stock on April 1, 1997 ($17 3/4). If the proposed amendment to the Option Plan is not approved by the stockholders, the Company's ability to utilize stock options as a form of incentive compensation would be substantially limited. Because the Compensation Committee has discretion under the Option Plan to grant options thereunder and to determine the terms of such grants, it is not possible to determine the dollar value or the number of shares that will be received by any of the Company's directors, officers, employees or consultants under the Option Plan as so amended. The vote of a majority of the shares of Common Stock represented in person or by proxy at the Meeting is required to approve the proposed amendment to the Option Plan. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1995 STOCK OPTION PLAN.


                      RATIFICATION OF SELECTION OF AUDITORS

         The Board of Directors of the Company has selected the firm of Arthur Andersen LLP, independent certified public accountants, to serve as auditors for the Company for the fiscal year ending December 31, 1997. Arthur Andersen LLP has served as the Company's auditors since its inception. It is expected that a representative of Arthur Andersen LLP will be present at the Meeting and will be available to make a statement (if he or she desires to do so) and to respond to appropriate questions at the Meeting. If the stockholders do not ratify the selection of Arthur Andersen LLP, the Board of Directors may consider selection of other independent certified public accountants to serve as independent auditors, but no assurances can be made that the Board of Directors will do so or that any other independent certified public accountants would be willing to serve. The vote of a majority of the shares of Common Stock represented in person or by proxy at the Meeting is required to ratify the selection of auditors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THIS SELECTION.


              DISCLOSURE PURSUANT TO SECTION 16 OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who are beneficial owners of ten percent or more of the Company's Common Stock, to file reports of ownership and changes in ownership of the Company's securities with the Commission. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

         Based solely upon a review of the copies of the forms furnished to the Company, and written representations from certain reporting persons that no Forms 5 were required, the Company believes that during the fiscal year ended December 31, 1996, all filing requirements applicable to its officers, directors and ten percent beneficial owners were complied with except for a late filing by Barry Kurokawa of a Form 4, Statement of Changes in Beneficial Ownership of Securities, with respect to the purchase by Mr. Kurokawa of 2,500 shares of Common Stock in October 1996, which purchase was reported in a year-end report on Form 5, Annual Statement of Beneficial Ownership of Securities.


                              STOCKHOLDER PROPOSALS

         It is presently contemplated that the 1998 Annual Meeting of Stockholders will be held on or about June 5, 1998. Proposals by stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal executive offices not later than December 31, 1997. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested. Any such proposal must also meet the other requirements of the rules of the Commission relating to stockholder proposals.

                            EXPENSES AND SOLICITATION

         The Company will bear the cost of soliciting proxies, including expenses in connection with the preparation and mailing of this Proxy Statement and all papers which now accompany or may hereafter supplement it. Solicitation of proxies will be primarily by mail. However, proxies may also be solicited by directors, officers and regular employees of the Company (who will not be specifically compensated for such services) by telephone or otherwise. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward proxies and proxy material to the beneficial owners of Common Stock, and the Company will reimburse them for their expenses.

         The Company will provide without charge to each person being solicited by this Proxy Statement, upon written request, a copy of the Company's Form 10-K for the fiscal year ended December 31, 1996, filed with the Commission. All such requests should be directed to Advanced Health Corporation, 560 White Plains Road, Tarrytown, New York 10591, Attention: Secretary.


                              By Order of the Board of Directors,



                              /s/ JONATHAN EDELSON, M.D.
                              --------------------------------------------------

                              Jonathan Edelson, M.D.
                              Chairman of the Board and Chief Executive Officer

                              Tarrytown, New York
                              April 30, 1997

1 Election of Directors    FOR the nominee       WITHHOLD AUTHORITY to vote
                           listed below  [ ]     for the nominee listed below []

Nominee: Jonathan Lieber

2.  Approval  of  Amendment  to             3.  Ratification of Independent
    1995 Stock Option Plan.                     Auditor.

FOR [ ]   AGAINST  [ ]      ABSTAIN [ ]      FOR [ ]  AGAINST [ ]    ABSTAIN [ ]

4. In accordance with their judgement, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting, or any adjournment thereof.


                                                 Change of address and/or
                                                 comments mark here   [ ]


                                        Please  sign  exactly  as  name  appears
                                        hereon.  When  shares  are held by joint
                                        tenants, both should sign. When  signing
                                        as  attorney,  executor,  administrator,
                                        trustee or  guardian,  please  give full
                                        title as such. If a corporation,  please
                                        sign   in  full   corporation   name  by
                                        President or other  authorized  officer.
                                        If  a   partnership,   please   sign  in
                                        partnership name by authorized person.


                                                 DATED____________________, 1997
                                                 _______________________________
                                                 _______________________________
                                                            SIGNATURE

                                                      VOTES Must be indicated
                                                      (X) in Black or Blue ink.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELPOE.



                           ADVANCED HEALTH CORPORATION

             Proxy-This Proxy is Solicited by the Board of Directors

         The undersigned hereby appoints Jonathon Edelson, M.D. and Steven Hochberg as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Sotck of Advanced Health Corporation held of record by the undersigned on April 25, 1997 at the Annual Meeting of Stockholders to be held on June 6, 1997 or any adjournment thereof.

         This proxy when properly executed and returned in a timely manner will be voted at the Annual Meeting and any adjournment thereof in the manner directed herein. If no direction is made, the proxy will be voted FOR the nominee and FOR Proposals 2 and 3 and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Annual Meeting.

                         (Continued and to be signed and dated on reverse side.)





                                                 ADVANCED HEALTH CORPORATION
                                                 P.O. BOX 11400
                                                 NEW YORK, N. Y. 10203-0400